EXHIBIT 10-9





                               AGREEMENT BETWEEN
                              PECO ENERGY COMPANY
                                      AND
                         DELMARVA POWER & LIGHT COMPANY
                            FOR PURCHASE AND SALE OF
                              CAPACITY AND ENERGY






May 24, 1994

                               AGREEMENT BETWEEN
                              PECO ENERGY COMPANY
                                      AND
                         DELMARVA POWER & LIGHT COMPANY
                            FOR PURCHASE AND SALE OF
                              CAPACITY AND ENERGY


         THIS AGREEMENT is made this 24th day of May, 1994, by and between PECO Energy Company (PECO), a Pennsylvania corporation with offices located at 2301 Market Street, Philadelphia Pennsylvania 19101, and DELMARVA POWER & LIGHT COMPANY (DPL), a Delaware and Virginia corporation with offices located at 800 King Street, Wilmington, Delaware 19899 (with PECO or DPL referred to hereinafter individually as a PARTY and collectively as PARTIES).

         WHEREAS, DPL owns and operates an electric supply system in Delaware, Maryland and Virginia; and

         WHEREAS,  the  PARTIES,  together  with  others,  have  entered into an
agreement  known  as  the   Pennsylvania-New   Jersey-Maryland   Interconnection
Agreement (PJM AGREEMENT); and

         WHEREAS PECO owns and operates either directly or through subsidiaries an electric generating and supply system in the Commonwealth of Pennsylvania and the State of Maryland (PECO SYSTEM); and

         WHEREAS PECO desires to sell to DPL, and DPL desires to purchase PECO's existing electric distribution subsidiary located in the State of Maryland known and operating as Conowingo Power Company (COPCO); and

         WHEREAS PECO desires to sell to DPL firm electric energy and capacity on a long-term basis and DPL desires to buy the same from PECO; and

         WHEREAS, PECO and its subsidiary Susquehanna Electric Company (SUSQUEHANNA) currently supply COPCO's electric capacity and energy requirements under an agreement known as the Tri-Partite Agreement dated May 1, 1972, as amended (the TRI-PARTITE AGREEMENT), and PECO, DPL, SUSQUEHANNA and COPCO have agreed, in a separate agreement dated May 24, 1994, that the effectiveness of, and sales and purchases under, the TRI-PARTITE AGREEMENT will continue until the date that sales of capacity and energy commence under this AGREEMENT, at which time the TRI- PARTITE AGREEMENT will terminate.

         NOW, THEREFORE, in consideration of the mutual covenants set forth herein, PECO and DPL, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

         1.1 Usage. Terms listed in Section 1.2 hereof, when capitalized, shall have the meanings set forth therein wherever the terms appear in this Agreement, whether in the singular or the plural or in the present or past tense. Uncapitalized terms shall have meanings as commonly used in STANDARD UTILITY PRACTICE.

         1.2      Definitions.

         AGREEMENT means this Agreement for Purchase and Sale of Capacity and Energy between PECO and DPL.

         ASSET TRANSACTION means the sale by PECO to DPL of all or substantially all of the stock or assets of COPCO, now owned by PECO.

         BREACH means the failure, by an act or an omission to act, of PECO or DPL to meet any of their material obligations or duties under this AGREEMENT.

         CONTRACT CAPACITY means an amount of electrical generating capacity in MW determined according to Schedule 1 attached hereto and made a part hereof which PECO has agreed to provide to DPL pursuant to Section 2.2 hereof.

         COPCO means Conowingo Power Company, an electric distribution company located in the State of Maryland.

         COPCO   SYSTEM  means  the   integrated   electric   transmission   and
distribution system currently owned, operated and maintained by COPCO.

         DELAWARE TIES means the 230 kv points of interconnection between the PECO SYSTEM and the DPL SYSTEM.

         DPL means DELMARVA POWER & LIGHT COMPANY.

         DPL SYSTEM means the integrated electric generation and transmission system owned, operated and maintained by DPL.

         ENERGY CHARGE RATE means PECO's energy charge per MWH determined pursuant to Schedule 2 attached hereto and made a part hereof.

         FERC means the Federal Energy Regulatory Commission or its successor agency.

         INTERCONNECTION POINT means the point or points where deliveries of energy under this AGREEMENT are to be made, and which is determined pursuant to
Section 9.1 hereof.

         MARYLAND TIES means the points of interconnection between the PECO SYSTEM and the COPCO SYSTEM.

         MW means megawatt.

         MWH means megawatt-hour.

         MDPSC means the Maryland Public Service Commission or its successor agency.

         PARTIES means PECO and DPL.

         PARTY means PECO or DPL.

         PECO  means  PECO   Energy   Company   and  its   regulated   operating
subsidiaries, excluding COPCO.

         PECO SYSTEM means the integrated electric generation and transmission system owned, operated and maintained by PECO.

         PJM or PJM INTERCONNECTION means the Pennsylvania-New Jersey-Maryland Interconnection Association, a power pool formed pursuant to an agreement dated September 28, 1956, as amended and supplemented (the PJM AGREEMENT) of which DPL and PECO are signatories.

         RESERVE CAPACITY means an amount of electrical generating capacity in MW hereof determined according to Schedule 1 attached hereto and made a part hereof which PECO has agreed to provide to DPL pursuant to Section 2.2.

         STANDARD UTILITY PRACTICE means, with regard to the design, construction, maintenance and operation of the PECO SYSTEM, DPL SYSTEM and COPCO SYSTEM, those methods and that equipment used in established and generally accepted electrical engineering and operations to operate equipment lawfully, dependably and efficiently. STANDARD UTILITY PRACTICE is not intended to be limited to the optimum practice, method, or act to the exclusion of all others but, rather, to be a spectrum of possible practices, methods, or acts which, in the exercise of reasonable judgment and in light of the facts known at the time a decision was made, would have been used in prudent electrical engineering and operations to accomplish a desired result.

         SUSQUEHANNA means Susquehanna Electric Company, a subsidiary of PECO and party to the TRI-PARTITE AGREEMENT.

         TRI-PARTITE AGREEMENT means the agreement dated May 1, 1972, as amended under which PECO and SUSQUEHANNA currently supply COPCO's electric capacity and energy requirements.


                                   ARTICLE II

                          SALE OF ENERGY AND CAPACITY

         2.1 Term. This AGREEMENT shall become effective upon the date first written above, subject to the conditions precedent of Section 2.4 hereof and shall continue until May 31, 2006, unless this AGREEMENT is sooner terminated in accordance with its terms. Applicable provisions of this AGREEMENT shall continue in effect after termination, to the extent necessary to provide for final billings and adjustments, and to preserve or permit the enforcement of or institution of action upon any right or obligation under the AGREEMENT.

         2.2 Energy and Capacity Purchases. Beginning on the later of the closing date of the ASSET TRANSACTION or February 1, 1996, and continuing until termination of this AGREEMENT, PECO shall provide electrical capacity and energy from the PECO SYSTEM to DPL subject to the terms and conditions as follows:

         (A) Capacity. PECO agrees to sell and DPL agrees to buy CONTRACT CAPACITY and RESERVE CAPACITY from the PECO SYSTEM, in amounts determined according to Schedule 1 attached hereto and made a part hereof.

         (B) Energy. PECO agrees to sell and DPL agrees to buy electrical energy from the PECO SYSTEM, delivered to the INTERCONNECTION POINT in amounts per hour determined pursuant to Section 10.3, up to the level of the CONTRACT CAPACITY. During each time interval shown in Schedule 1, DPL shall buy a minimum amount of energy in MWH equal to the product of 0.95 multiplied by the CONTRACT CAPACITY multiplied by the number of hours in the said time interval. PECO shall be responsible for all transmission losses on its side of the INTERCONNECTION POINT.

         2.3 Continuity of Service. The energy and capacity to be supplied by PECO under this AGREEMENT shall be provided at a reliability level equivalent to the level PECO provides its Pennsylvania retail customers. PECO shall not, without prior authorization by DPL, reduce deliveries of energy below the amount specified by DPL pursuant to Section 10.3 unless PECO is unable to serve all of the requirements of its firm Pennsylvania retail customers. In such circumstances, reductions of energy provided by PECO to DPL shall be proportional to reductions made by PECO to deliveries of energy to PECO's firm Pennsylvania retail customers.

         2.4 Regulatory Approval. Conditions precedent to PECO's and DPL's obligations under this AGREEMENT shall be closure of the ASSET TRANSACTION and acceptance of this AGREEMENT for filing by FERC without modification. PECO shall submit this AGREEMENT for filing with FERC in a timely manner, and DPL shall use good faith efforts to assist PECO in this endeavor.

                                  ARTICLE III

                                    PAYMENT

         3.1 General. Total charges for purchases by DPL from PECO under this AGREEMENT shall consist of the sum of three (3) separate charges: an administrative charge, a capacity charge, and an energy charge, as detailed in Sections 3.2, 3.3 and 3.4, respectively, hereof. Charges shall be calculated each month and billed pursuant to Article VIII hereof.

         3.2  Administrative   Charge.  Each  month  during  the  term  of  this
AGREEMENT, DPL shall pay an administrative charge of $1,667.

         3.3 Capacity Charge. Each month during the term of this AGREEMENT, DPL shall pay a capacity charge equal to the product of the Capacity Rate specified in Schedule 1 multiplied by the sum of the CONTRACT CAPACITY plus the RESERVE CAPACITY, both determined according to Schedule 1.

         3.4 Energy Charge. Each month during the term of this AGREEMENT, DPL shall pay an energy charge equal to the product of the energy delivered by PECO and purchased by DPL pursuant to Section 2.2(B) multiplied by an ENERGY CHARGE RATE determined in a manner prescribed in Schedule 2 attached hereto and made a part hereof.

                                   ARTICLE IV
                                    RESERVED

                                   ARTICLE V
                                    RESERVED

                                   ARTICLE VI
                                    RESERVED

                                  ARTICLE VII

                            TERMINATION AND DEFAULT

         7.1 Termination by PECO. Except as otherwise provided in Article XV, PECO may terminate this AGREEMENT without any liability if DPL:

         (A)      dissolves or liquidates;

         (B) enters insolvency proceedings under any insolvency law as debtor;

         (C) fails to make any payment due hereunder and such failure shall continue for twenty (20) days after receipt of notice from PECO demanding such payment;

         (D) fails to cure a BREACH, as defined in Section 1.2, of this AGREEMENT within 30 days after notice of such BREACH is given by PECO hereunder; provided, however, if despite the reasonable efforts of DPL such breach is not curable within such 30 days, then PECO shall not have the right to terminate this AGREEMENT if a cure is initiated within such 30 days and diligently pursued thereafter until it is fully implemented, provided that such cure is fully implemented no later than twelve (12) months after notice.

         7.2 Default of PECO. The following shall constitute Defaults of PECO unless cured within the time frame provided for in Subsection 7.4:

         (A) PECO's failure,  except for reductions requested by DPL pursuant to
Section 10.3 or reductions permitted pursuant to Section 2.3, to deliver in the amounts specified in Section 2.2.

         (B)      PECO's dissolution or liquidation.

         (C) PECO's general assignment of this AGREEMENT or any of its rights under it for the benefit of creditors without obtaining DPL's prior written consent, except as contemplated pursuant to Section 19.1.

         (D) The filing of a case in bankruptcy or any proceeding under any other insolvency law against PECO or its parent as debtor, or any other affiliate as debtor that could materially impact PECO's ability to perform, provided, however, that PECO shall be given sixty (60) days after such filing in which to begin actively contesting such filing prior to this provision constituting a Default. So long as PECO continues actively contesting such filing, the above events shall not constitute a Default.

         (E) PECO's abandonment of operation of all or substantially all of the PECO SYSTEM for any reason prior to the termination of this AGREEMENT.

         (F) PECO's failure to comply with or to operate the PECO SYSTEM in conformity with any material provision of this AGREEMENT.

         (G) A BREACH (as defined in Section 1.2) by PECO.

         7.3 Default of DPL. The following shall constitute Defaults of DPL unless cured within the time frame provided for in Section 7.4:

         (A) DPL's failure to make payments under this AGREEMENT.

         (B)      DPL's dissolution or liquidation.

         (C) DPL's general assignment of this AGREEMENT or any of its rights under it for the benefit of creditors without obtaining PECO's prior written consent, except as contemplated under Section 19.1.

         (D) The filing of a case in bankruptcy or any proceeding under any other insolvency law against DPL or its parent as debtor, or any other affiliate as debtor that could materially impact DPL's ability to perform, provided, however, that DPL shall be given sixty (60) days after such filing by a third party in which to begin actively contesting such filing prior to this provision constituting a Default. So long as DPL continues actively contesting such filing, the above events shall not constitute a Default.

         (E) DPL's abandonment of operation of all or substantially all of either the DPL SYSTEM or the COPCO SYSTEM for any reason prior to termination of this AGREEMENT; provided, however, that a transfer by DPL of all or substantially all of either the DPL SYSTEM or the COPCO SYSTEM to a party that assumes DPL's obligations shall not constitute an "abandonment of operation" within the meaning of this Section.

         (F) DPL's failure to comply with or to operate the DPL SYSTEM or COPCO SYSTEM in conformity with any material provision of this AGREEMENT.

         (G) A BREACH (as defined in Section 1.2) by DPL.

         7.4 Cure. Any event described in Sections 7.2 and 7.3 shall not constitute a BREACH or Default if either PARTY cures such BREACH or Default within thirty (30) days of written notice of the BREACH or Default from the other PARTY, provided however, that if after diligently pursuing such cure the PARTY attempting cure is unable to implement it within such thirty (30) days, then such event shall not constitute a BREACH or Default so long as the PARTY attempting cure diligently and continuously pursues such cure until it is fully implemented, provided that such cure is fully implemented no later than twelve
(12) months after the initial written notice.

         7.5 Termination by DPL or PECO. In addition to any other remedy available to it, upon 10 days written notice, PECO or DPL may terminate this AGREEMENT if any one or more of the Defaults described in Section 7.2 or 7.3 hereof occur and the PARTIES do not cure such Default as provided in Section 7.4.

         7.6 Consequential Damages. Neither PARTY shall be responsible to the other PARTY for incidental, special or consequential damages (including punitive damages or loss of profits) arising out of a BREACH or Default under this AGREEMENT.

                                  ARTICLE VIII

                                    BILLING

         8.1 Manner of Payment. All payments shall be made monthly, as described in this Section 8.1:

         (A) PECO shall prepare a statement of net charges incurred for each calendar month and provide the statement to DPL by the sixth working day of the following month.

         (B) Any amounts due PECO or DPL, as the case may be, shall be due and payable by wire transfer in immediately available funds on the first banking day following the fourteenth day of the month in which the billing statement was rendered. Interest on unpaid amounts shall accrue daily from the due date of such unpaid amount until the date paid at a rate equal to 130 percent of the then-current prime interest rate of Chase Manhattan Bank, N.A. or the maximum rate permitted by law, whichever is less.

         (C) Both DPL and PECO may, subject to acting in good faith, dispute bills and place the disputed amount in an escrow account until the disputes are resolved.

         8.2 Records. To facilitate payment and verification, PECO and DPL shall keep all books and records necessary for billing and payment in accordance with the provisions of Article XIII of this AGREEMENT and grant the other PARTY reasonable access to those records.

                                   ARTICLE IX

                                INTERCONNECTION

         9.1 Interconnection. The INTERCONNECTION POINT for deliveries of energy under this AGREEMENT shall be the DELAWARE TIES and the MARYLAND TIES unless agreed otherwise by the PARTIES from time to time. Of the total energy delivered by PECO to DPL in any hour, a portion thereof equal to the load on the COPCO SYSTEM in that same hour shall be delivered by PECO to the MARYLAND TIES and the remainder shall be delivered to the DELAWARE TIES, unless otherwise agreed by the PARTIES.

         9.2 Transmission by Others. DPL shall be obligated to pay any and all required transmission service and other related charges, either direct or indirect, incurred on systems of others due to delivery of capacity or associated energy from the PECO SYSTEM to the DPL or COPCO system under this AGREEMENT, and shall obtain any transmission service or use agreements required from others for the transmission of capacity or associated energy to be sold by PECO to DPL under this AGREEMENT for the term of this AGREEMENT. The terms and provisions of any such transmission service or use agreement that affects PECO shall be in a form acceptable to PECO.

                                   ARTICLE X

                                   OPERATION

         10.1 General. PECO and DPL shall each operate, maintain, and repair their respective systems in accordance with STANDARD UTILITY PRACTICE and PJM practice and in any event with at least the care and skill a reasonable, prudent person in similar circumstances would employ.

         10.2 Establishment of Operating Procedures. PECO and DPL shall mutually develop written operating procedures. Topics covered by such operating procedures shall include, but not be limited to, methods of day-to-day communications, key personnel lists for applicable DPL and PECO operating centers, criteria for scheduling energy deliveries as contemplated in Section 10.3, correction of clerical errors, and procedures for reflecting energy transactions hereunder in the interchange records of the PARTIES and of PJM.

         10.3 Scheduling. By 1:00 p.m. of Thursday of each week, DPL shall provide PECO with hourly energy delivery requirements, expressed in MWH for each hour, for the following week. DPL shall have the right to revise said hourly energy delivery on a daily basis by providing notice by 1:00 p.m. prior to the day that said change shall take effect.

         10.4 Capacity Credit. For purposes of determining each PARTY's installed capacity pursuant to the PJM AGREEMENT, or any successor provision, the amount of CONTRACT CAPACITY plus RESERVE CAPACITY purchased by DPL pursuant to Article II shall be included in DPL's accounts and PECO's accounts shall be correspondingly reduced. However, performance data for PECO's generating units shall be retained in PECO's accounts.

                                   ARTICLE XI

                                   LICENSING

         Each PARTY shall, at its own expense, maintain in effect all local, state, and federal licenses, permits, and approvals necessary for its own system for the term of this AGREEMENT and DPL shall do likewise for the COPCO SYSTEM after the closing date of the ASSET TRANSACTION.

                                  ARTICLE XII

                         REPRESENTATIONS AND WARRANTIES

         12.1  PECO's  Representations  and  Warranties.   PECO  represents  and
warrants that:

         (A) PECO is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and is qualified as a foreign corporation in good standing in each other jurisdiction where the failure so to qualify would have a material adverse effect upon the business or financial condition of PECO; and PECO has all requisite corporate power and authority to conduct its business, to own its properties, and to execute, deliver, and perform its obligations under this AGREEMENT.

         (B) PECO's execution, delivery and performance of this AGREEMENT has been duly authorized by all necessary corporate action, and does not and will not (1) require any consent or approval of PECO's Board of Directors or shareholders other than those which have been obtained, (2) violate any provisions of PECO's corporate charter, bylaws or other organic documents, any material indenture, contract or agreement to which PECO is a party or by which PECO or its properties may be bound, or any material law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award presently in effect having applicability to this AGREEMENT, or (3) result in a breach or constitute a default under PECO's corporate charter or bylaws, or other organic documents or other material indentures, contracts, or agreements, and PECO is not in default under its corporate charter or bylaws or other organic documents or other material indentures, contracts or agreements.

         (C)      This AGREEMENT is a valid and binding obligation of PECO.

          12.2 DPL's Representations and Warranties. DPL represents and warrants that:

         (A) DPL is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and the Commonwealth of Virginia and is qualified as a foreign corporation in good standing in each other jurisdiction where the failure so to qualify would have a material adverse effect upon the business or financial condition of DPL; and DPL has all requisite corporate power and authority to conduct its business, to own its properties, and to execute, deliver, and perform its obligations under this AGREEMENT.

         (B) DPL's execution, delivery and performance of this AGREEMENT has been duly authorized by all necessary corporate action, and does not and will not (1) require any consent or approval of DPL's Board of Directors or shareholders other than those which have been obtained, (2) violate any provisions of DPL's corporate charter, bylaws or other organic documents, any material indenture, contract or agreement to which DPL is a party or by which DPL or its properties may be bound, or any material law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award presently in effect having applicability to this AGREEMENT, or (3) result in a breach or constitute a default under DPL's corporate charter or bylaws, or other organic documents or other material indentures, contracts, or agreements, and DPL is not in default under its corporate charter or bylaws or other organic documents or other material indentures, contracts or agreements.

         (C) This AGREEMENT is a valid and binding obligation of DPL.

                                  ARTICLE XIII

                                    RECORDS

         13.1 General. PECO and DPL shall each keep complete and accurate records and all other data required properly to administer this AGREEMENT, including such records as may be required by state or federal regulatory authorities and the PJM INTERCONNECTION in the form required by PJM.

         13.2 Retention Period. All records kept pursuant to this Article XIII shall be maintained for a minimum of five (5) years after the creation of the record or data and for any additional length of time required by regulatory agencies with jurisdiction over PECO or DPL.

         13.3 Examination of Records. PECO and DPL may examine the billing and operating records and data kept by the other relating to transactions under and administration of this AGREEMENT upon request and during normal business hours during the period the records are required to be maintained pursuant to Section 13.2.

                                  ARTICLE XIV

                                INDEMNIFICATION

         14.1 Responsibility. Neither PARTY shall be responsible to the other PARTY in tort (including negligence and strict liability), contract or otherwise for any loss, cost or damage of any kind which may result from or be caused by interruptions in service under this AGREEMENT, except as specified elsewhere in this AGREEMENT. Each PARTY shall be solely responsible for, and shall indemnify, hold harmless and defend the other PARTY, and each and every of its officers, agents, servants, employees, successors and assigns, from and against any and all claims, demands, suits, actions, liabilities, losses, damages and judgments, as well as against any fees, including counsel fees, costs, charges or expenses which that PARTY, its officers, agents, servants, employees, successors and assigns may incur in the defense of any such claims, suits, actions or similar such demands, for any loss or damage to property or injury to or death of persons (including the property or employees of the PARTY) occurring within the territories in which that PARTY's electric generation and supply system is located and in any manner directly or indirectly arising from, connected with, or growing out of the activities, including negligence, willful misconduct, or failure to comply with any applicable law, statute, ordinance, rule or regulation, of that PARTY, its agents, servants, employees, contractors or subcontractors under or connected with the AGREEMENT. A PARTY's obligation to indemnify, hold harmless and defend, as described under this Section 14.1, shall apply irrespective of whether the other PARTY is concurrently or jointly negligent, actively or passively, but shall not apply if, and to the extent that, such loss, damage or injury is caused solely by the negligence of the other Party.

         14.2 Worker's Compensation Responsibility. Each PARTY shall indemnify and hold harmless the other PARTY, and each and every of its officers, agents, servants, employees, successors and assigns, from any and all claims of the other PARTY's employees arising from any worker's compensation laws.

         14.3 Procedure. If a claim is asserted or action brought against an indemnitee (PECO or DPL as applicable), and the indemnitee believes that it is entitled to indemnification under this Article XIV, the indemnitee shall promptly notify the indemnitor (the other PARTY) in writing of such claim or action. Such notice shall be provided in sufficient time to enable the indemnitor to assert and prosecute appropriate defenses to the claim or action. If the indemnitee fails to give the indemnitor sufficiently prompt notice, the indemnitor shall have no further obligation to indemnify the indemnitee pursuant to this Article XIV. Upon receipt of such notice, the indemnitor shall make a prompt determination of whether it believes it is required to indemnify the indemnitee, and shall promptly notify the indemnitee, in writing, of its determination. If the indemnitor determines that it is required to indemnify, it shall assume the defense of the indemnitee, including the employment of counsel, and shall thereafter pay all costs and expenses relative to the defense of the claim or action. The indemnitee shall cooperate with the indemnitor in all reasonable respects in this defense. The indemnitee shall also have the right, at its own expense, to employ separate counsel in any such action and to participate in the defense thereof. The indemnitor shall not be liable for any settlement of any claim or action made without its consent. Conversely, before settling any claim or action, the indemnitor shall demonstrate to the indemnitee that the indemnitor has sufficient financial means, or has made adequate arrangements, to make all settlement payments as and when due.

                                   ARTICLE XV

                                 FORCE MAJEURE

         15.1 Force Majeure Defined. The term "Force Majeure" as used herein, shall mean any cause or causes which wholly or partly prevent the performance of obligations arising under this AGREEMENT and which are not reasonably within the control of and are without the fault or negligence of the non-performing PARTY, and shall include, without limitation, acts of God, acts of the public enemy, blockades, insurrections, strikes, lockouts or other labor disputes, riots, disorders, civil disturbances, fires, explosions, storms, lightning, wind, perils of the sea, floods, landslides, washouts, acts of military authorities, acts of courts, arrests or restraints.

         15.2 Force Majeure Effect. Except as otherwise provided in this AGREEMENT, if either PARTY because of Force Majeure is rendered wholly or partly unable to perform any of its obligations hereunder, except for the obligation to make payments of money, that PARTY shall be excused solely from whatever performance is affected, and such failure to perform shall not constitute a BREACH or an Event of Default under Section 7.2 or Section 7.3, above, provided that:

         (A) the non-performing PARTY, within two (2) days after the non-performing PARTY has knowledge of the commencement of the Force Majeure, gives the other PARTY written notice describing the particulars of the occurrence, its expected duration, and continues to furnish timely regular reports, with respect thereto during the period of Force Majeure;

         (B) the suspension of performance is not of greater scope or longer duration than is required by the Force Majeure;

         (C) no obligations of either PARTY which arose before the occurrence causing the suspension of performance are excused as a result of the occurrence; and

         (D) the non-performing PARTY uses its best efforts to remedy its inability to perform.

         15.3 Settlement of Labor Disputes. The obligations of this Article shall not require the settlement of any strike, walkout, lockout or other labor dispute on terms which, in the sole judgment of the PARTY involved in the dispute, are contrary to that PARTY's interest. It is understood and agreed that the settlement of strikes, walkouts, lockouts or other labor disputes shall be entirely within the discretion of the PARTY experiencing such strike, walkout, lockout or other labor dispute.

         15.4 Termination Due to Force Majeure. In the event a Force Majeure event excuses a PARTY from performing a material obligation under this AGREEMENT for a period of one (1) year or greater, the other PARTY may terminate the AGREEMENT.

                                  ARTICLE XVI

                            CONTRACT ADMINISTRATION

         16.1 Company Representatives. DPL and PECO will both appoint a Company Representative, who is duly authorized to act on behalf of the PARTY that appoints him, for the purpose of administering this AGREEMENT, with whom the other PARTY may consult at all reasonable times and whose instructions, requests, and decisions shall be binding on the appointing PARTY as to all matters pertaining to the administration of this AGREEMENT. The Company Representatives may not alter or amend this AGREEMENT.

         16.2 Notices. All notices not explicitly permitted to be in a form other than writing shall be in writing and shall be given by commercial courier service, registered, certified, or first class mail, telex, or telecopy at the addresses listed below. PECO and DPL may, by written notice to the other, change the Company Representative, the address to which notices and communications are to be sent, the form of notice, or its method of delivery.

         Notices to PECO shall be sent to:

                           PECO Energy Company
                           Attention: Director, Interconnection Arrangements 2301 Market Street
                           Philadelphia, PA 19101
                           Phone:  215/841-4236
                           Fax:    215/841-4234

         Notices to DPL shall be sent to:

                           Delmarva Power & Light Company
                           Attention:  James R. Wittine
                           800 King Street
                           Box 231
                           Wilmington, DE 19899
                           Phone:  302/454-4540
                           Fax:    302/454-4161

         16.3 Dispute Resolution. PECO and DPL shall inform one another promptly following the occurrence or discovery of any item or event which might reasonably be expected to result in a dispute.

         (A) The Company Representatives shall attempt to resolve the matters so identified. Should such a matter not be disposed of to the claimant's satisfaction, the claimant may deliver a written notice of claim with supporting documentation to the responding PARTY's Company Representative. PECO and DPL will then each appoint a senior official, not the Company Representative, with expertise or experience in the area in which the claim arises, to investigate and evaluate the claim.

         (B) Any matter arising under this AGREEMENT which is in dispute and for which resolution has not been reached under the procedures set forth in Section 16.3(A) shall be submitted to mediation, which shall be non-binding upon the PARTIES. The PARTIES agree to pay the cost for mediation as directed by the mediator. A PARTY with a claim under this AGREEMENT may refer the claim to mediation at any time after thirty (30) days after delivering the written notice to the Company Representative as required in Section 16.3(A).

         (C) Nothing in this Section 16.3 shall limit a PARTY from seeking redress of any dispute before FERC, the courts, or any appropriate governmental authority.

                                  ARTICLE XVII

                                     TAXES

         Each PARTY shall pay or cause to be paid all present or future federal, state, municipal or other lawful taxes levied upon them and applicable by reason of the sale and purchase of energy and capacity by the PARTIES under this AGREEMENT. In the event that, subsequent to June 1, 1994, any governmental law, regulation, order or action imposes any new or increased tax, fee or cost that increases PECO's cost of supplying capacity or associated energy under this AGREEMENT, then PECO shall have the unilateral right to file with FERC to recover from DPL such new or increased tax, fee, or cost.

                                 ARTICLE XVIII

                                 GOVERNING LAW

         This AGREEMENT shall be interpreted, construed and governed by the laws of the Commonwealth of Pennsylvania and the United States of America, without reference to conflict of law provisions. PECO and DPL agree to bring all litigation under or pertaining to this AGREEMENT before the courts of the Commonwealth of Pennsylvania.

                                  ARTICLE XIX

                                 MISCELLANEOUS

         19.1 Assignment. Neither PECO nor DPL may assign this AGREEMENT or any portion of its rights hereunder without the prior written consent of the other PARTY, except to parties acquiring all or substantially all of the utility assets of PECO or DPL, or to affiliates of the PARTIES.

         19.2 Entirety. This AGREEMENT is intended by PECO and DPL as the final expression of their agreement for the purchase and sale of energy and capacity. All prior written or oral understandings, offers or other communications of every kind pertaining to the sale of energy and capacity under this AGREEMENT to DPL by PECO are superseded.

         19.3 Amendments. This AGREEMENT can be amended only in writing and with the same formality as the AGREEMENT.

         19.4 No Waiver. Failure of either PARTY to insist in one or more instances upon strict performance of any provisions of this AGREEMENT, or to take advantage of any of its rights under it, shall not be construed as a waiver of any such provisions or the relinquishment of any such right or any other right under this AGREEMENT, which shall remain in full force and effect.

         19.5 Form of Business Relationship. This AGREEMENT shall not be interpreted or construed to create an association, joint venture, or partnership between PECO and DPL or to impose any partnership obligation or liability upon either PARTY. PECO and DPL shall not have any right, power or authority to enter into an agreement or undertaking for, or act on behalf of, or to act as or be an agent or representative of, or to otherwise bind, the other PARTY.

         19.6 Independent Contractor. The relationship between DPL and PECO shall be that of contracting party to independent contractor. Accordingly, subject to the specific terms of this AGREEMENT, DPL shall have no general right to prescribe the means by which PECO shall meet its obligations under this AGREEMENT.

         19.7 Employees. DPL and PECO shall each be solely liable for the payment of all wages, taxes, and other costs related to the employment of persons to perform under this AGREEMENT, including all federal, state, and local income, social security, payroll and employment taxes and statutorily-mandated workers' compensation coverage. Under this AGREEMENT, none of the persons employed by PECO shall be considered employees of DPL and none of the persons employed by DPL shall be considered employees of PECO for any purpose; nor shall DPL or PECO represent to any person that he or she is or shall become an employee of the other PARTY.

         19.8 Survival of Obligations. The cancellation, expiration or early termination of this AGREEMENT shall not relieve PECO or DPL of those obligations surviving such cancellation, expiration or termination, including, without limitation, warranties, remedies, promises of indemnity, and obligations or liabilities, known or unknown, that occur or arise prior to cancellation, expiration, or termination.

         19.9 Headings. The headings contained in this AGREEMENT are used solely for convenience, do not constitute a part of the AGREEMENT, and should not be used to aid in any manner in the interpretation of this AGREEMENT.

         19.10  Fixed-Price  Agreement.  Except for those changes  allowed under
Article XVII, the terms, conditions, prices and formulas set forth in this AGREEMENT shall remain in effect for the term of the AGREEMENT and shall not be subject to change by application or complaint to the FERC or any successor agency pursuant to the Federal Power Act or any successor act, or by application or complaint to any court or state regulatory agency, without the prior written agreement of PECO and DPL. Neither PARTY shall seek relief from the provisions of the AGREEMENT from the FERC or any state regulatory authority without the prior written consent of the other PARTY.

         IN WITNESS WHEREOF, the PARTIES have caused this AGREEMENT to be executed as of the day and year first above written.

PECO ENERGY COMPANY                         DELMARVA POWER & LIGHT COMPANY

By:      /s/ Gregory A. Cucchi              By:      /s/ T.S. Shaw
Title:   Vice President                     Title:   Sr. Vice President

Witness: /s/ Todd D. Cutler                 Witness: /s/ Arturo F. Agra
Title:   Assistant Secretary                Title: Manager of Finance

                                   Schedule 1

                                                                                            Non-Fuel
                                 Contract            Reserve             Capacity           Energy
                                 Capacity            Capacity            Rate               Rate
Time Interval                    MW                  MW                  $/KW-Mo            $/MWH
---------------------------      --------------      --------------      --------------     ---------------
2/1/96-5/31/97                   174                 31                  11.34                    8.00
6/1/97-5/31/98                   180                 32                  11.34                    8.28
6/1/98-5/31/99                   184                 33                  11.34                    8.57
6/1/99-5/31/00                   189                 34                  12.90                    8.87
6/1/00-5/31/01                   194                 35                  12.90                    9.18
6/1/01-5/31/02                   199                 36                  12.90                    9.50
6/1/02-5/31/03                   204                 37                  12.90                    9.83
6/1/03-5/31/04                   209                 38                  12.90                   10.18
6/1/04-5/31/05                   215                 38                  12.90                   10.53
6/1/05-5/31/06                   220                 39                  12.90                   10.90

          The amount of CONTRACT CAPACITY and RESERVE CAPACITY sold by PECO and purchased by DPL pursuant to Section 2.2(A) during any Time Interval shall be the amount of Contract Capacity and Reserve Capacity set forth in the above table, subject to adjustments as follows:

(i) PECO shall have the right at its sole discretion, upon 30 months prior notice, to increase the amount of CONTRACT CAPACITY by up to 17 MW (20 MW including RESERVE CAPACITY) commencing on June 1, 1998 and remaining in effect for the remainder of the contract, and

(ii) PECO, from time to time, shall have the right at its sole discretion, upon 30 months prior notice, to decrease the amount of CONTRACT CAPACITY by up to a total of 42 MW (50 MW including RESERVE CAPACITY) commencing on June 1, 1998 and remaining in effect for the remainder of the contract. PECO shall not have any right to increase the CONTRACT CAPACITY and RESERVE CAPACITY following any reduction, and

(iii) Should PECO elect adjustment (i), PECO, from time to time, shall then have the right at its sole discretion, upon 30 months prior notice, to decrease the amount of CONTRACT CAPACITY by up to an additional total of 17 MW (20 MW including RESERVE CAPACITY) commencing on June 1, 1999 and remaining in effect for the remainder of the contract. PECO shall not have any right to increase the CONTRACT CAPACITY and RESERVE CAPACITY following any reduction, and

(iv) DPL shall have the right at its sole discretion to decrease the amount of CONTRACT CAPACITY and RESERVE CAPACITY to the extent of any equivalent amount of energy sales made by PECO to the facilities of any retail customer of DPL located within the territory currently served by COPCO at the time of such sales; provided, however, that DPL may not so reduce its purchases to the extent that the actual peak demand in the territory currently served by COPCO exceeds the CONTRACT CAPACITY amount and RESERVE CAPACITY set forth in the above table.

          The amount of RESERVE CAPACITY sold by PECO and purchased by DPL pursuant to Section 2.2 (A) during any Time Interval shall be the amount of RESERVE CAPACITY set forth in the above table, provided that if adjustment is made to the CONTRACT CAPACITY pursuant to the foregoing paragraph, the RESERVE CAPACITY shall simultaneously be adjusted by an amount equal to 18% of the adjustment to the CONTRACT CAPACITY.

                                   Schedule 2


         THE ENERGY CHARGE RATE shall be $18.60 per MWH of energy delivered, provided that (a) the rate will be increased or decreased by an amount (ADJ1) which will be determined each month according to the following formula:

         ADJ1     =   Nm - Nb

where:

         Nm       =   The Non-fuel Energy Rate specified in Schedule 1

         Nb       =   $8.00 per MWH

and (b) the rate will be increased or decreased by an amount (ADJ2) which will be determined each month according to the formula stated below. The ADJ2 will be estimated for the current month and the current bill will include the estimated fuel adjustment amount. As soon (usually the next succeeding month) as actual cost and sales figures are available, the ADJ2 will be recalculated and any resulting difference from the estimated fuel adjustment amount will be applied to a subsequent bill.

         ADJ2     =   (Fm/Sm - Fb/Sb) x (1-Ls)/(1-Lw)

where:

         Fm =         The cost during the current month of:
                      (a) Fossil and nuclear fuel consumed in PECO's own plants and PECO's share of fossil and nuclear fuel consumed in jointly owned or leased plants, the fuel costs of precommercial operation, and the cost of emission allowances; plus

                      (b) The actual identifiable fossil and nuclear fuel costs associated with energy purchased for reasons other than identified in (c) below, plus

                      (c) The total cost of the purchase of economic power, as defined below; if PECO's reserve capacity is adequate independent of all other purchases where non-fuel charges are included; plus

                      (d) Energy charges for any purchase if the total amount of energy charges incurred for the purchase is less than PECO's total avoided variable cost; less

                      (e) The cost of fossil and nuclear fuel recovered through sales for resale resulting from economic dispatch which were previously credited to Account 555 and which are now credited to Account 447 pursuant to instructions set forth in the FERC Accounting Release AR-14, issued November 25, 1991.

         Sm = Total reported retail and wholesale electric sales excluding those sales resulting from economic dispatch previously credited to net energy interchanged and now treated as sales for resale pursuant to instructions set forth in FERC Accounting Release AR-14 issued November 25, 1991.

         Fb/Sb =      Base cost = $10.60 per MWH

         Ls = The ratio of the total system losses to the total system output over a twelve month period.

         Lw = The ratio of the losses at the wholesale delivery level to total system output over a twelve month period.

                  Cost of fossil fuel includes only those items defined in Account 151 of the Uniform System of Accounts for Electric Utilities prescribed by the FERC.

                  Cost of nuclear fuel includes only those items defined in Account 518 of the Uniform System of Accounts for Electric Utilities, except those items in Account 518 which contain any expense for fossil fuel which has already been included in the cost of fossil fuel. In addition, changes to the cost of nuclear fuel for changes in estimated net salvage of uranium, plutonium, and other byproducts contained in Account 157 are limited to those changes allowed to pass through PECO's Pennsylvania retail energy adjustment clause.

                  Economic power is power or energy purchased over a period of twelve months or less where the total cost of the purchase is less than PECO's total avoided variable cost. The total cost of the purchase includes all charges incurred in buying economic power and having it delivered. Economic power does not include reliability purchases. The total cost includes but is not limited to capacity or reservation charges, energy charges, adders and any transmission or wheeling charges associated with the purchase.

                  Cost of emission allowances is the amount charged to Account 509 for the cost of allowances used in conjunction with corresponding amounts of sulfur dioxide emitted. Also, gains and losses from the disposition of those allowances associated with utility operations and recorded in Accounts 411.8 and 411.9, respectively.

                  Reliability purchase is power which PECO purchases because it forecasts that it will be deficient in meeting its installed capacity obligation determined pursuant to the PJM Agreement and which is accorded installed capacity credit for accounting under the PJM Agreement. Reliability purchases are not made to cover operating or spinning reserve requirements since those obligations are met on a pool basis through PJM's economic dispatch. Decisions to make reliability purchases and the corresponding capacity credit received will be documented in PECO's installed capacity accounting records.